Exhibit 99.1

EFI Announces CFO Transition

FREMONT, Calif., Dec. 22, 2014 (GLOBE NEWSWIRE) — Electronics For Imaging, Inc. (Nasdaq:EFII), a world leader in customer-focused digital printing innovation, today announced that David Reeder, in order to relocate closer to his family, has submitted his resignation as Chief Financial Officer and has accepted the position of Chief Financial Officer of Lexmark International, Inc. David will remain with EFI through January 9th to ensure a smooth transition.

The Company intends to appoint Marc Olin, currently Chief Operating Officer, as interim Chief Financial Officer in addition to his current responsibilities. Marc previously served as interim Chief Financial Officer of EFI from September, 2013 through January, 2014. Prior to joining EFI, Marc was Chief Executive Officer and co-founder of Printcafe Software, a public company EFI acquired in 2003 as part of its growth strategy.

“We understand David’s personal reasons for leaving EFI, appreciate his contributions during his time with the Company, and wish him well in his new endeavor,” said EFI CEO Guy Gecht. “We have an outstanding veteran finance team and with Marc coming back to the interim CFO role, this transition will not slow us as we continue to execute on our strategy and capitalize on the significant opportunities in front of us.”

“It was a very difficult decision for me to leave EFI, as I have great confidence in the Company’s successful track record and the opportunities ahead,” said David. “While my family interests come first, I will remain a believer in EFI’s strategy and a shareholder.”

About EFI

EFI™ (www.efi.com) is a worldwide provider of products, technology and services leading the transformation of analog to digital imaging. Based in Silicon Valley, with offices around the globe, the company’s powerful integrated product portfolio includes digital front-end servers; superwide, wide-format, label and ceramic inkjet presses and inks; production workflow, web to print, and business automation software; and office, enterprise and mobile cloud solutions. These products allow users to produce, communicate and share information in an easy and effective way, and enable businesses to increase their profits, productivity, and efficiency.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as, “will”, and “opportunities” and statements in the future tense are forward looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at www.efi.com.

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CONTACT:	Jeremy Anderson
Sr. Director, Finance and IR
EFI
650-357-3500

Investor Relations:
Joann Horne
Market Street Partners
415-445-3235